Exhibit 5.1

RICHARDSON & PATEL LLP

April 18, 2013

Uni-Pixel, Inc.
8708 Technology Forest Place, Suite100
The Woodlands, Texas 77381

Gentlemen:

Re:           Registration Statement on Form S-3
 Filed pursuant to Rule 462(b) under the Securities Act of 1933

Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Uni-Pixel, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission on April 18, 2013 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of additional shares  of the Company’s common stock, $0.001 par value per share having an aggregate initial offering price not to exceed $7,209,072 (the “Additional Shares”) (which includes shares subject to the underwriters’ over-allotment option).  The Company’s Registration Statement on Form S-3 (No. 333-181656) registering securities having a value of $50 million, was declared effective by the Securities and Exchange Commission on June 8, 2012.  The Additional Shares are to be sold to the underwriters named in the Registration Statement for resale to the public.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Additional Shares.  We are of the opinion that the Additional Shares to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the prospectus included or incorporated by reference therein.

Very truly yours,

/s/ Richardson & Patel LLP